Exhibit 10(v)
                               AMENDMENT TO
                        EMPLOYMENT AGREEMENT
                                 OF
                         JOHN M.  PANETTIERE


     THIS AMENDMENT made and entered into as of the 14th day of March, 2001 by and between BLOUNT INTERNATIONAL, INC. (the "Company") and JOHN
M. PANETTIERE ("Executive");
                          W I T N E S S E T H :
     WHEREAS, the Company and Executive entered into an Employment Agreement, dated as of April 18, 1999 ("Employment Agreement"), which Agreement became effective on August 19, 1999;
     WHEREAS, the parties now desire to amend the Employment Agreement to provide that the Term shall end on June 30, 2001 and that Executive shall receive compensation and benefits as hereinafter provided; and
     WHEREAS, the parties desire to enter into this Amendment to the Employment Agreement in order to provide for, among other things, an orderly transition of Executive's duties and responsibilities to his successor.
     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein and in the Employment Agreement, the parties hereby agree to amend the Employment Agreement as follows:

                                       1.
     Sections 2(b) and 2(c) are hereby amended by deleting the present sections in their entirety and substituting the following in lieu thereof:
      "(b)Executive's employment under this Agreement shall commence at the Effective Time and shall end on June 30, 2001 (the "Term"; the last day of the Term is hereinafter referred to as the "Separation Date"). Notwithstanding anything to the contrary in
     Section 2(a) or any other provision in the Employment Agreement,
     (i) Executive agrees that prior to the Separation Date but not prior to March 15, 2001, Harold Layman may be designated as Chief Executive Officer of the Company to replace Executive and (ii) for any period of time after the date Executive ceases to serve as Chairman of the Board until the Separation Date, the Company agrees that Executive's title will be Chairman Emeritus.
      (c)Effective as of the Separation Date, the Company shall provide Executive with a Consulting Agreement in the form attached hereto as Exhibit A (the "Consulting Agreement").
                                       2.
     The parties acknowledge and agree that Sections 3(a) through 3(h) shall remain in effect through the Separation Date and cease to be in effect thereafter, except for the following clarifications.
      (a)The amount owed to Executive pursuant to Section 3(a) for services between the date of this Amendment and the Separation Date is $72,917.00 per month. Such amounts shall be payable in accordance with Section 3(a). No amounts will be owed to Executive under Section 3(a) on or after the Separation Date.
      (b)Any amount owed to Executive pursuant to Section 3(b) between the date of this Amendment and the Separation Date shall be payable in accordance with Section 5.4(b). No amounts will be owed to Executive under Section 3(b) on or after the Separation Date.
      (c)The parties acknowledge that all obligations under
     Section 3(c) of the Agreement have been satisfied.
                                       3.
     Executive agrees and acknowledges that the provisions of Section 4 of this Agreement shall continue to apply to Executive after the Separation Date in accordance with the terms thereof.
                                      4.
     Section 5 is hereby amended as follows: (i) unless events or circumstances have occurred prior to the Separation Date (taking into account Section 2(b), as amended) which give rise to a claim under Sections 5.1 or 5.2 by Executive or the Company, as the case may be (it being understood that any such claims shall not be duplicative of the rights under Section 5.4), Sections 5.1 and 5.2 shall cease to be effective on and after the Separation Date and (ii) the following new
Section 5.4 shall be added to the end of the present section:
     "5.4 Mutually Agreeable Termination. Company and Executive agree that Executive will terminate his employment on the Separation Date (as defined in Section 2(b) above) and that Executive shall receive the compensation and benefits provided below. The period from the Separation Date until July 31, 2002 is hereinafter referred to as the "Separation Period". On or about the Separation Date, the Company and Executive agree that a press release in substantially the form attached hereto as Exhibit B will be issued to the news services that the Company uses when it issues public announcements. If legal counsel to the Company determines it advisable to do so, the Company will also file such press release (together with any relevant agreements) with the Securities and Exchange Commission. The Company and Executive agree that any additional information provided to the news media, financial markets and any government agencies will be consistent with the statements in such press release. Subject to the following sentence, Executive shall also have the right, after consultation with the Company, to send letters to certain customers of the Company with whom Executive has a relationship concerning his retirement. Consistent with the obligations under this Employment Agreement and the Consulting Agreement,
     (a) Executive shall not make (whether written or oral), any statement that disparages the Company or its present or future shareholders, affiliates, officers, directors, employees or personnel (collectively, the "Company Persons") or the professional or personal reputation of any of the Company Persons and (b) the Company shall not make (whether written or oral), any statement that disparages Executive or his personal or professional reputation.
            (a)Base Salary - In payment of Executive's Base
          Salary for the Separation Period, Executive shall receive a lump sum payment of $918,435.00 (subject to withholding of all applicable taxes) on the Separation Date.
            (b)Bonuses and Incentives - In payment of
          Executive's prorata bonus for the 2001 fiscal year and his bonus for the Severance Period, Executive shall receive a lump sum payment of $989,621.00 (subject to withholding of all applicable taxes) on the Separation Date.
            (c)Health and Life Insurance Coverage - Executive's health care coverage (including Exec-U-Care) and group term life insurance coverage as in effect on the Separation Date shall be continued for the Separation Period in the same manner as provided in Section 5.1(c) above (without giving effect to any termination thereof).
            (d)Retiree Healthcare Coverage - The Company's retiree healthcare coverage for Executive and his dependents shall commence at the end of the Separation Period. The level of coverage and costs under such plan for Executive and his dependents will be the same coverage and costs provided on the Separation Date for executives and the level of coverage and costs to Executive for such coverage shall not be changed in the future (regardless of any changes in such coverages or costs that may be made that affect other executives). The obligations of this Section 5.4(d) shall terminate upon the later of: (i) the death of the Executive and (ii) the death of his spouse.
            (e)Blount 401(k) Plans - Executive shall receive an additional payment with respect to the Separation Period for the Blount 401(k) Plan in the amount of $7,650.00 in lieu of such amount becoming part of his account under such Plan, and for the Blount Excess 401(k) Plan in the amount of $78,213.00 in lieu of such amount becoming part of his account under such Plan. Such payments shall be made to Executive within ten (10) days of the Separation Date. Executive may request payment of his account balances in the Blount 401(k) Plan and the Blount Excess 401(k) Plan in accordance with the terms of such plans.
            (f)SERP, Individual SERP and Executive SERP - For purposes of the Blount, Inc., and Subsidiaries Supplemental Retirement Benefit Plan ("SERP"), the Blount, Inc. Supplemental Executive Retirement Plan for John M.
          Panettiere ("Individual SERP") and the Executive
          Supplemental Retirement Plan of Blount International, Inc. ("Executive SERP"), Executive shall be entitled on the Separation Date to a 100% vested benefit under the SERP, Individual SERP and Executive SERP and shall be treated on the Separation Date as if he had earned additional years of benefit service equal to the length of the Separation Period and had attained age 65. Executive shall be paid his benefits under the SERP, Individual SERP and Executive SERP in a lump sum in the following amounts: SERP -
          $1,444,954.68; Individual SERP $2,032,207.77; Executive SERP
          $3,757,511.09. The lump sum payments to Executive shall be made within ten (10) days of the Separation Date from the Blount, Inc. Executive Benefit Plans Trust, but if the Trust fails to make any or all of such payments, the unpaid amounts shall be paid by the Company. The Company and the Trust shall have no further obligations to Executive in respect of the SERP, the Individual SERP, the Executive SERP or any other retirement benefit plan after the making of this payment, except for the Trust's obligations to pay Executive's account in the Blount Excess 401(k) Plan and Executive's rights under the Company's tax-qualified Defined Benefit Pension Plan and the Blount 401(k) Plan.
            (g)Executive Life Insurance Program - On or before the Separation Date, the Company will pay an amount into the $2.5 million executive life insurance policy as if Executive's employment had continued for the Separation Period. The insurance policy (after the payment referred to in the preceding sentence) shall be delivered to Executive on the Separation Date, free and clear of any loans, liens or other encumbrances. Except for subsection (c) above, the Company shall have no further obligations in respect of the maintenance of life insurance after such delivery.
            (h)Tax Planning - Executive shall be provided for the year ending December 31, 2001, at the Company's expense up to an amount not to exceed $15,000, with personal and financial tax planning, which amount will be payable during 2001 or 2002 depending on when the services are rendered.
            (i)Office Space, Secretarial - For the period from the Separation Date until December 31, 2002, Executive shall be provided, at the Company's expense, with an equipped office and his current secretary/administrative assistant
          (or a substitute secretary acceptable to Executive). The secretary/administrative assistant shall receive a level of compensation and benefits comparable to that received by such assistant on the Separation Date. Executive's office will be at a location acceptable to Executive, but will not be in the Montgomery headquarters building.
            (j)Stock Options - On the Separation Date,
          Executive's Nonqualified Stock Option (Time Option), dated August 19, 1999 for 365,000 shares (which amount includes shares already vested) shall become fully vested and immediately exercisable. Executive's termination will be treated as qualifying as "Retirement" for purposes of the Time Option and Executive shall have until August 19, 2009 to exercise the Time Option. The Time Option is hereby amended to the extent necessary to reflect the provisions of this Section 5.4(j).
            (k)Employee Stockholder Agreement - As of the
          Separation Date, Executive's termination shall be treated as qualifying as "Retirement" for purposes of Article IV of the Employee Stockholder Agreement dated as of August 19, 1999 (the "Employee Stockholders Agreement"), and the other provisions of such agreement. Except as provided in subsection (1) below, Executive's rights and obligations as set forth in the Employee Stockholder Agreement shall continue after the Separation Date.
            (1)Sale of Purchased Shares - From and after the
          Separation Date, the Company hereby agrees that Executive shall have the right to sell on the market or in privately-negotiated transactions the Purchased Shares (as defined in the Employee Stockholder Agreement) (i) during the period from August 1, 2002 through December 31, 2002 in an amount of up to $100,000 worth of Purchased Shares and (ii) in an amount of up to $250,000 worth of Purchased Shares during any calendar year thereafter (in each case based upon the sales price of such Purchased Shares). Executive may only periodically sell such number of Purchased Shares as would satisfy the volume limitations of Rule 144 of the Securities Exchange Commission. The rights provided for in this
          Section 5.4(1) shall be in addition to, and not in substitution for, any rights Executive has under the Employee Stockholder Agreement, including Executive's rights to make transfers to Permitted Transferees as provided in the Employee Stockholder Agreement.
            (m)Accrued Vacation - Executive shall be paid his accrued vacation on the Separation Date.
            (n)Business Expenses - Executive shall be reimbursed on or before the Separation Date for all reasonable business expenses for which he has submitted Company expense reports. Executive shall also be reimbursed for all other reasonable business expenses he has incurred or paid through the Separation Date promptly after submission of a Company expense report for such expenses, including up to, but not more than, $25,000 for expenses related to the lodging and entertainment of a major customer on an African trip in April-May, 2001.
                                       5.
     The parties agree and acknowledge that Section 5.3 and Sections 6 through 17 of the Employment Agreement shall remain in effect, even after the Separation Date in accordance with the terms thereof.
                                       6.
     Except for the rights under the Employment Agreement, as amended hereby, the Consulting Agreement and the Employee Stockholders Agreement and the rights under the related Company plans, programs and benefit arrangements, (i) Executive has no other rights or claims, contractual or otherwise, as against the Company or any of the Company Persons or claims arising out of Executive's employment by and Executive's service as a director or officer of the Company and the termination of such employment and service and (ii) the Company has no other rights or claims, contractual or otherwise, as against Executive or claims against Executive arising out of Executive's exercise of his responsibilities and duties as an employee or an officer or director of the Company.
     Executive affirms that he has been given at least twenty-one days within which to consider this release and its consequences, that he has seven days following his signing of this Amendment to revoke and cancel the terms and conditions contained herein and the terms and conditions of this Amendment shall not become effective or enforceable until the seven-day revocation period has expired, and that, prior to the execution of this Amendment, he has been advised by the Company to consult with, and has consulted with, an attorney of his choice concerning the terms and conditions set forth herein.
                                    7.
     This Amendment to the Employment Agreement shall be effective on the date of this Amendment. Except as hereby modified, the Employment Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first written above.

                         BLOUNT INTERNATIONAL, INC.


                                                    By:



                                                  EXECUTIVE



                                                  John M.  Panettiere



                 CONSULTING AGREEMENT

     This Consulting Agreement ("Agreement") is made and entered into as of this 14th day of March, 2001, by and between BLOUNT INTERNATIONAL, INC, (the "Company") and JOHN M. PANETTIERE ("Consultant").

     In consideration of the promises and undertakings herein, the sufficiency of which are hereby acknowledged, the parties agree as follows:

      1 .Consulting Services. Consultant has served as Chief Executive Officer of the Company. In order to insure an orderly transition and to help maintain and develop customer relationships and otherwise promote the Company, Consultant and the Company agree that Consultant will, during the period beginning on August 1, 2002 and continuing through July 31, 2004, be available from time to time to provide consulting advice and assistance to the Company as reasonably requested.

      2.Authority. Consultant does not have, nor shall he hold himself out as having, any right, power, or authority to create any contract or obligation, either express or implied, on behalf, in the name of, or binding upon the Company, unless the Company shall consent thereto in advance in writing.

      3.Consideration. Consultant shall be compensated at a rate of $36,458.00 per month for performance of the services described in paragraph 1 above, the first payment of which is due on August 1, 2002 and then on the first day of each month thereafter through July 1, 2004. In the event of a Change in Control of the Company (as defined in the Employee Stockholder Agreement dated August 19, 1999, by and among the Company and its employee stockholders), Executive shall be paid the remaining monthly payments due under this Agreement in a lump sum within ten (10) days of the date of the Change in Control, and Consultant shall remain available to provide the services required hereunder for the remainder of the term. Consultant shall have reasonable discretion concerning the method and manner of performance of his consulting services. The Company will reimburse Executive for the reasonable out-of-pocket expenses (including business travel and entertainment) which he incurs in performing his consulting services under this Agreement.

      4.Independent Contractor. Consultant understands and agrees that he shall not be considered an employee of the Company; during the term of this Agreement, he shall be classified as an independent contractor; and that he shall be wholly and exclusively responsible for and shall pay any and all taxes, fees and assessments (and all interest and penalties thereon) of every kind and nature arising by reason of, or in connection with, Consultant's performance hereunder.

      5.Continued Agreement. Consultant agrees and acknowledges that Section 4 of the Employment Agreement, dated as of April 18, 1999, as amended (the "Employment Agreement") and each of the parties agree and acknowledge that the last sentence of the introductory paragraph of
Section 5.4 of the Employment Agreement shall remain in effect through the term of this Consulting Agreement.

      6.Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Delaware, without regard to its of conflict of law rules.

     IN WITNESS WHEREOF, the Company and Consultant have executed this Agreement as of the day and year first written above.


                         CONSULTANT



                                                  John M.  Panettiere



                                                  BLOUNT INTERNATIONAL, INC.


                                                    By:
                                                    Title: